Providentmutual Life and Annuity Company of America
A Stock Life Insurance Company
Philadelphia, Pennsylvania

ANNUITANT CONTRACT NUMBER	JOHN DOE 123456	02-01-92 02-01-22	ISSUE DATE MATURITY DATE

In this Contract, Providentmutual Life and Annuity Company of America will be referred to as "we," us" or "our." The Owner ("you," "your") is the Annuitant, unless another person is named in the application or later becomes the Owner as allowed by this Contract.

We agree to pay the proceeds as described in this Contract, subject to its provisions.

Annuity payments and other values provided by this Contract, including any death benefit that may be payable, when based on the investment experience of the Variable Account may increase or decrease daily, depending upon the investment performance of the Fund Portfolios in which your chosen Subaccounts are invested and are not guaranteed as to fixed dollar amounts.  No minimum Contract Account Value is guaranteed, except for any amounts in the Guaranteed Account.

PLEASE READ THIS CONTRACT CAREFULLY
It is a legal contract between you and us.

NOTICE OF 10 DAY RIGHT TO EXAMINE CONTRACT

Please examine this Contract closely.  If for any reason you are not satisfied with this Contract, you may return it to us for cancellation by delivering or mailing it to:
1.	our Home Office, 1600 Market Street, P.O. Box 7326, Philadelphia, Pennsylvania 19101;
2.	one of our agency offices; or
3.	the agent through whom it was purchased.
This Contract must be returned to us no later than 10 days after you first receive it.  Upon such delivery or mailing, this Contract will be void as of the date we receive your Contract and request.  We will return the greater of:  (i)  the amount of premiums you paid; (ii) the Contract Account Value plus any charges we deducted, except the mortality and expense risk charge and the advisory fees and expenses of the Fund.

Signed for the Company in Philadelphia, Pennsylvania

///////////s/////////////                                                                           ///////////s/////////////
     Secretary                                                                                        President

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Flexible premiums as stated in the Premiums Provision.
Policy values are variable, except for amounts in the Guaranteed Account.
After the Maturity Date, Payment Options are on a guaranteed basis.
Death benefit payable upon death of Annuitant before Maturity Date.
Non-participating – Policy does not pay dividends.

A GUIDE TO THE PROVISIONS OF THIS CONTRACT

	Page		Page
Contract Schedule……………………	5	Guaranteed Account ………...	8
Description of Subaccounts …………	4	Allocations and Transfers……	9
Definitions…………………………..	5	Contract Values……………...	9-10
General Previsions …………………..	5	Payment of Proceeds………..	11
Premiums…………………………….	7	Payment Options………..……	12-13
Variable Account ……………………	7-8

A copy of the Application and any riders are included between pages 12 and 13

ENDORSEMENTS

(To be made by the Company only)

CONTRACT SCHEDULE

ANNUITANT CONTRACT NUMBER	JOHN DOE 123456	02-01-92 02-01-22	ISSUE DATE MATURITY DATE

Initial Premium Payment:	$2,000
Minimum Additional Premium Amount	$100 [ $50 for Qualified Contracts]
Planned Periodic Premium:	$100 monthly
Minimum Withdrawal Amount:	$500
Minimum Transfer Amount:	$500
Minimum remaining Cash Surrender Value After Withdrawal:	$2,000

Charges and Fees
Annual Mortality and Expense Risk Charge:	Current – Maximum –		1.10% 1.25%
Annual Administration Fee			$30.00
Transfer Processing Fee:			$25 after 1st four in Contract Year
Surrender Charges*	Contract Year	Charge
	1	6%
	2	5%
	3	4%
	4	3%
	5	2%
	6	1%
	7	0

* Applies to amount withdrawn or surrendered during Contract year in excess of 10% of Contract Account Value as of the beginning of such Contract Year.  See "Surrender Charge" on page 10 for details and restrictions.

Contract Schedule – continued

Description of Subaccounts of
Providentmutual Variable Annuity Separate Account

Each Subaccount listed invests in shares of its respective Portfolio of The Market Street Fund, inc., a series type of mutual fund.

Growth Subaccount.  Investments of the Growth Portfolio will be, primarily, common stocks of companies believed to offer above-average growth potential over both the intermediate and long term.

Money Market Subaccount.  Investments of the money Market Portfolio will be, primarily, money market instruments such as:  United States (U.S.) Government Securities; bank obligations and instruments secured thereby; commercial paper and certain debt obligations; repurchase agreements; and certain other obligations.

Bond Subaccount.  Investments of the bond Portfolio will be, primarily, a diversified portfolio of marketable debt securities.

Managed Subaccount.  Investments of the Managed Portfolio will be those types of securities that are permissible investments of other portfolios.  This portfolio may be invested solely in common stocks, solely in money market instruments, solely in bonds, or in a combination of these types of investments.

Aggressive Growth Subaccount.  Investments of the international Portfolio will be, primarily, securities of non-United States companies selected primarily for long-term capital growth.

DEFINITIONS

ANNUITANT.  The person whose life determines that annuity benefits payable under this contract and whose death determines the death benefit.

BENEFICIARY.  The person to whom we will pay the proceeds payable on your death or on the death of the Annuitant.

CASH SURRENDER VALUE.  The Contract Account Value less any applicable surrender charge.

CONTRACT ACCOUNT VALUE.   The sum of the Variable Account Value and the guaranteed Account Value.

CONTRACT YEARS, MONTHS, ANNIVERSARIES.   Are (XXXXX) from the Issue Date shown in the Contract Schedule.

GUARANTEED ACCOUNT.  This account is part of our General Account and is not part of nor depends upon investment performance of the Variable Account.

HOME OFFICE.   Our office at 1600 Market Street, P.O. Box 7326, Philadelphia, Pennsylvania  19101.

MATURITY DATE.   The date when the Contract Account Value will be applied under a Payment Option, unless you have elected to receive a lump sum payment of the Cash Surrender Value.  The (XXXX) Maturity Date is the later of:  the Contract Anniversary nearest Annuitant's age 85, or 10 years after the (XXXX) Date of the Contract.

NET PREMIUM.  The premium paid less any premium tax levied for the year the premium is paid.

OWNER.  The person entitled to exercise all rights and privileges provided in this Contract.

SUBACCOUNT.  The Variable Account has Subaccounts; the assets of each Subaccount are invested in a corresponding Portfolio of the Market Street Fund, Inc.

VALUATION DAY.  Each day on which valuation of the assets of a Subaccount is required by applicable law.

VALUATION PERIOD.   The period that starts at the close of business on (XXXX) Valuation Day and ends at the close of business on the next succeeding Valuation Day.

VARIABLE ACCOUNT.  Providentmutual Variable Annuity Separate Account which is not part of our general Account.  The Variable Account has Subaccounts each of which is invested in a corresponding Portfolio of the Market Street Fund, Inc.

WRITTEN NOTICE.  A written request or notice in a form satisfactory to us which is signed by you and received at our Home Office.

GENERAL PROVISIONS

THE CONTRACT.  We have issued this Policy in consideration of your application and your payment of the initial Premium.  The entire contract is made up of this policy and the attached copy of the application.  The statements made in the application are, in the absence of fraud, deemed representations and not warranties.  We cannot use any statement in defense to a claim or to void this policy unless it is contained in the attached application.  Only our President, a Vice president, or Secretary may modify this policy or waive any of our rights or requirements.  No agent may bind us by making any promise not contained in this policy.

INCONTESTABILITY.  We will not contest this contract after it has been in force during the Annuitant's lifetime for two years from the Issue Date.

OWNER.  During the Annuitant's lifetime and before the maturity Date, you have all the rights and privileges granted by this Contract.  During the Annuitant's lifetime and before the Maturity Date, you may name a new Owner by giving us Written Notice.  If you are not the Annuitant and you die before the maturity Date and before the Annuitant, ownership will pass:
1.	to your designated beneficiary, if any (as defined in "Proceeds On Death of Owner");
2.	to your estate.

BENEFICIARY.    We will pay the beneficiary any proceeds payable on your death or the death of the Annuitant.  During the Annuitant's lifetime and before the maturity Date, you may change the named Beneficiary by giving us Written Notice of such change.
     We will pay the proceeds under the beneficiary designation in effect at the date of death.  The proceeds will be paid to the surviving Beneficiaries equally unless you have indicated otherwise.  If no Beneficiary is living when the Annuitant dies, or if none has been named, the proceeds will be paid to you or your estate.  If no Beneficiary is living when you die, any proceeds will be paid to your estate.

CHANGE OF OWNER OR BENEFICIARY.  Written Notice must be signed by you, dated, and of a form and content acceptable to us.  Your Written notice will not be effective until we receive and file it at our Home office.  However, the change provided in your Written notice will then be effective as of the date you signed such notice:
1.	subject to any payments mad or other action we take before we receive and file your Written Notice; and
2.	whether or not you or the Annuitant are alive when we receive and file your Written Notice.

ASSIGNMENT.  You may assign this policy or an interest in it at any time before the Maturity Date during the lifetime of the Annuitant.  An assignment must be in a Written Notice acceptable to us.  It will not be binding on us until we receive and file it at our Home Office.  We are not responsible for the validity or sufficiency of any assignment.  Your rights and the rights of any beneficiary will be affected by an assignment.

MISSTATMENT OF AGE OR SEX.  If the age or sex off the Annuitant has been misstated, we will pay the amount which the proceeds would have purchased at the correct age and sex.  If we make an overpayment because of an error in age or sex, the overpayment plus interest at 3% compounded annually will be a debt against this contract.  If the debt is not repaid, future payments will be reduced accordingly.
If we make an underpayment because of an error in age or sex, any annuity payments will be recalculated at the correct age and sex, and future payments will be adjusted.  The underpayment with interest at 3% compounded annually will be paid in a single sum.

PERIODIC REPORTS.  We will mail you a report showing the following items.
1.	the number of units credited to this Contract and the dollar value of a unit;
2.	the Contract Account Value and Cash Surrender Value.
3.	any premiums paid, withdrawals, and charges made since the last report and
4.	any other information required by law.
The information in the report will be as of a date not more than two months before the date of the mailing.  We will mail the report to you;
1.	at least annually, or more often as required by law; and
2.	to your last address known to us.

MODIFICATION. Upon notice to you, we may modify the contract, but only if such modification:
1.	is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which we are subject; or
2.	is necessary to assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuity policies; or
3.	is necessary to reflect a change in the operation of the Variable Account; or
4.	provides additional variable account and or fixed accumulation options.
     In the event of any such modification, we may make appropriate endorsement to the contract.

NON-PARTICIPATION.  This Contract is non-participating and does not share in our profits or surplus earnings.

PROTECTION OFF PROCEEDS.  No beneficiary may commute, encumber or alienate any payments under this Contract before they are due.  No annuity payments shall be subject to the debts, contract or engagements of any Beneficiary nor to any judicial process to levy upon or attach the same for payment of such debts.

CREDITOR CLAIMS.  To the extent permitted baby applicable laws, no right or benefit under this Contract shall be subject to claims of creditors, except as may be provided by an Assignment.

DISCHARGE OF LIABILITY.  We shall be discharged from all liability to the extent of any withdrawal, surrender or death benefit paid.  Any payments made by us under any Payment Option shall discharge our liability to the extent of each such payment.

PREMIUMS

INITIAL PREMIUM.    The Initial Premium is shown in the Contract Schedule and is payable on or before the Contract Date.

ADDITIONAL PREMIUMS.  You may make additional premium payments at any time during the Annuitant's lifetime and before the maturity date.  The amount of additional premium payments may vary.  The minimum additional premium that we will accept is shown in the Contract Schedule.

NET PREMIUM.    The Net premium is the premium paid less any premium tax levied on us relating to this Contract for the year the premium is paid.

THE VARIABLE ACCOUNT

VARIABLE ACCOUNT.  We have established the Providentmutual Variable Annuity Separate Account (the "Variable Account").  The variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.  The Variable Account is also subject to the laws of the Commonwealth of Pennsylvania.
     Although we own the assets in the Variable Account, these assets are held separately from our other assets and are not part of our General Account.  The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this contract and similar Contracts.
     The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be charged with liabilities that arise from any other business that we conduct.  We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities.

SUBACCOUNTS.  The Variable Account currently consists of the Subaccount listed in the Contract Schedule and in the current Prospectus you received.  Each Subaccount invests in shares of a corresponding series of The Market Street Fund, Inc (the "Fund"). Shares of a series are purchased and redeemed for a Subaccount as their net asset value.  Any amounts of income, dividends and gains distributed from the shares of a series will be reinvested in additional shares of that series at its net asset value.  The Fund prospectuses you received define the net asset value and describe each portfolio of the Fund.
     The dollar amounts of values and benefits of this policy provided by the Variable Account depend on the investment performance of the portfolios of the Fund in which your selected Subaccounts are invested.  We do not guarantee the investment performance of the portfolios.  You bear the full investment risk for amounts applied to the selected Subaccounts.

VARIABLE ACCOUNT VALUE.  This Contract's Variable Account Value for any Valuation Period

before the Maturity Date is determined by multiplying:
1.	the amount of units credited to this Contract for each Subaccount as of the end of the Valuation Period; by
2.	the current unit value for each Subaccount.
  The sum of these amounts equals the Variable Account Value.

UNITS.  We credit net Premiums in the form of units.  We will credit units for the initial net Premium on the issue date.  The number of units of each Subaccount credited under this contract is determined by dividing:
1.	the net premium allocated to that Subaccount by
2.	the unit value for that Subaccount at the end of the Valuation Period during which we receive and accept the premium at our Home Office.
  We will adjust the unit for any transfers (including any Transfer Fee) in or out of a Subaccount.  We will cancel the appropriate number of units based on the unit value at the end of the Valuation Period in which any of the following events occurs;
1.	the Annual Administration Fee showing the Contract Schedule is assessed;
2.	the date we receive and file your Written Notice for a withdrawal or a cash surrender;
3.	the maturity Date occurs;
4.	the date we receive due proof of the Annuitant's death; or
5.	the date the Contract Account Value is distributed upon your death.

UNIT VALUE.  The unit value for each Subaccount for the first Valuation period is set at $1.  The unit value for each subsequent Valuation period is determined by multiplying.
1.	the unit value at the end of the immediately preceding Valuation Period; by
2.	the net investment factor for the Valuation Period for which the value is being determined.

  The unit value for a Valuation Period applies to each day in that period.  The unit value may increase or decrease from one Valuation Period to the next.

NET INVESTMENT FACTOR.  The net Investment Factor is an index that measures the investment performance of a Subaccount from the one Valuation Period to the next.  Each Subaccount has a net investment Factor for each Valuation period, which may be greater than or less than one.
The net investment Factor for each Subaccount for a Valuation period equals 1 plus the fraction obtained by dividing (a) by (b) where:
(a) is the net result of:
1.  the investment income, dividends, and capital gains, realized or unrealized, credited during the current Valuation period; plus
2.  any amount credited or released from reserves for taxes attributable to the operation of the Subaccount minus
3.  the capital losses, realized or unrealized charged during the current Valuation Period; minus
4.  any amount charged for taxes of any amount we set aside during the Valuation period as a reserve for taxes attributable to the operation or maintenance of the Subaccount minus
5.  the amount charged for mortality and expense risk for that Valuation Period.  This charge will not exceed the maximum annualized mortality and expense risk charge shown in the Contract Schedule; and
           (b) is the value of the asset; in the Subaccount at the end of the preceding Valuation period, adjusted for allocations and transfers to and withdrawals and transfers from the Subaccount occurring during that preceding Valuation Period.

RESERVED RIGHTS.  When permitted by law, we reserve the right to:
1.	create new variable accounts;
2.	combine variable accounts, including the Providentmutual Variable Annuity Separate Account;
3.	remove, combine or add Subaccounts and make the new Subaccounts available to contract owners at our discretion;
4.	substitute shares of another portfolio of the Fund or shares of another investment company for those of the fund
5.	add new portfolios to the Fund;
6.	deregister the Variable account under the Investment Company Act of 1940 if registration is no longer required;
7.	make any changes required by the investment Company Act of 1940 and
8.	operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.
     If a change is made, we will send you a revised prospectus and any notice required by law.

CHANGE IN INVESTSMENT POLICY.  The investment policy of a Subaccount may not be changed unless:
1.	the change is approved, if required, by the Pennsylvania Insurance Department; and
2.	a statement of such approval is filed, if required, with the insurance department of the state in which this contract is delivered.

THE GUARANTEED ACCOUNT

GUARANTEED ACCOUNT. Amounts in the Guaranteed Account are part of our General Account.  The Guaranteed Account is not part of and does not depend on the investment performance of the Variable Account.
     We credit interest to amounts in the Guaranteed Account at rates we determine.  We guarantee that the effective annual interest rate will not be less than 4%. We may credit a higher current interest rate.  For the amount in the Guaranteed Account at the beginning of a calendar year, we will determine such inertest rates in advance off each calendar year.  Such rates will apply to the calendar year which follows the date of determination.  For amounts allocated or transferred to the Guaranteed Account during a calendar year, we will determine interest rates applicable to such amounts in advance of the date such amount is received or transferred.  Such rates will apply to the end of the calendar year in which the payment is received or the transfer is made.

GUARANTEED ACCOUNT VALUE. This Contract's Guaranteed Account Value for any Valuation Period before the Maturity Date is:
1.	the sum of the net Premiums allocated to the Guaranteed Account; plus
2.	any amount transferred to the Guaranteed Account from a Subaccount of the Variable Account; minus
3.	any amounts withdrawn or transferred from the Guaranteed Account together with any associated charges; minus
4.	any Annual Administration Fee deducted from the amount in the Guaranteed Account; plus
5.	interest we credit to the amount in the Guaranteed Account.

For the purpose off crediting interest, amounts deducted, transferred, and withdrawn form the Guaranteed Account will be accounted for on a lasting, first-out basis.

ALLOCATIONS AND TRANSFERS

NET PREMIUM ALLOCATION.  In your application you selected how you wanted your Initial Net Premium to be allocate among the Subaccounts and the guaranteed Account.

We will allocate that portion of the Initial net premium which is to be allocated to the Variable Account to the Money market Subaccount for a 15-day period.  At the end of such period, we will allocate the amount in the monetary market Subaccount to each of the chosen Subaccounts based on the proportion that the allocation percentage for such Subaccount bears to the sum of the Subaccount premium allocation percentages.  You may change the allocation schedule by Written notice.  Any additional net Premiums will be allocated in accordance with the allocation schedule in effect when such premium is received, unless at the time of payment we receive Written notice to the contrary.  The portion of a Net Premium too be applied to each elected Subaccount and the guaranteed account must be a whole percentage.

TRANSFER PRIVILEGE. Before the Maturity Date, you may transfer all or part of the amount in the Subaccount(s) to another Subaccount(s) or to the Guaranteed Account, or transfer a part of an amount in the Guaranteed Account to the Subaccount(s), subject to the availability of a Subaccount or shares of a portfolio and subject to these general restrictions and the additional restrictions below:
1.	the minimum transfer amount is shown in the Policy Schedule (or the entire amount in the Subaccount or the Guaranteed Account, if less); and
2.
a transfer request that would reduce the amount in that Subaccount or the Guaranteed Account below $500 will be treated as a transfer request for the entire amount in that Subaccount or the Guaranteed Account.

RESTRICTIONS ON TANSFERS FROM A GUARANTEED ACCOUNT.  You may transfer a pert of the amount in the Guaranteed Account to the Subaccount(s) of the Variable Account, subject to these additional restrictions.
1.	we allow only one transfer each year and this transfer must be within the period that is 30 days after the contract Anniversary. An unused transfer option does not carry over to the next year; and
2.	the maximum transfer amount is 25% of the Contract's Guaranteed Account Value on the date of the transfer unless the balance after the transfer is less than $500.
We will make the transfer on the Contract Anniversary if your written request is received prior to the Contract Anniversary; if your written request is received after the Contract Anniversary, we will make the transfer as of the date we receive your request at our Home Office.

TRANSFER PROCESSING FEE.  There is no limit to the number of transfers that you can make between the Subaccounts or to the Guaranteed Account.  However, we only allow one transfer each year from the guarnat3eeed Account (See "Restrictions on Transfers from Guaranteed Account").  The first four transfers during each Contract Year are free.  We will assess a transfer fee for each additional transfer during that Contract Year.  The amount of this fee is shown in the Contract Schedule.  For the purposes of assessing the fee, each Written notice of transfer is considered to be one transfer, regardless of the number of Subaccounts or the Guaranteed Account deduced from the amount being transferred.

CONTRACT VALUES

CONTRAT ACCOUNT VALUE.   The Contract Account Value is the sum of the Variable Account Value and the Guaranteed Account Value.

CASH SURRENDER VALUE.  The Cash Surrender Value is the Contract Account Value, less any applicable Surrender Charge. The Cash Surrender Value will be determined on the date we receive your Written Notice for surrender and this Contract at our Home office.
     You may surrender this Contract for its Cash Surrender Value at any time before the earlier of the death of the Annuitant or the maturity Date.  You may elect to have the Cash Surrender Value (less any applicable deduction for premium tax) paid in a single sum or under a Payment option.  This Contract ends when we pay the Cash Surrender Value or apply such sum under a Payment Option.

WITHDRAWALS.  You may withdraw part of the Cash Surrender Value at any time before the earlier of the death of the annuitant or the Maturity Date, subject to these limits:
1.	withdrawals may not be made before the end of the first Contract year;
2.	the minimum withdrawal amount is shown in the Contract Schedule;
3.	the maximum withdrawal is the amount that would leave a minimum Cash Surrender

Value of the amount shown in the Contract Schedule; and
4.
a withdrawal request which would reduce the amount in a Subaccount or the guaranteed Account below $500 will be treated as a request for a full withdrawal of the amount in that Subaccount or Guaranteed Account.

On the date we receive your Written notice for a withdrawal at our Home Office, we will withdraw the amount of the withdrawal from the Contract Account Value.  We will then deduct any applicable Surrender Charge from the remaining Contract Account Value.  No surrender charge will be applied to a withdrawal if such is the first or second withdrawal during a Contract year and the amount of the first withdrawal or the total amount of the first and second withdrawals is not in excess of 10% of the contract Account Value as of the beginning of such Contract year.
     You may specify the amount to be withdrawn from certain Subaccounts or the guaranteed Account for your partial withdrawal. If you do not specify this information to us, or the amount in the designated Subaccounts or Guaranteed Account is inadequate to comply with your request, we will make the withdrawal based on the proportion that your Subaccount Values and the Guaranteed Account Value bear to the Contract Account Value prior to the withdrawal.

SURRENDER CHARGE.  The applicable percentage from the Surrender Charge Table in the Contract Schedule will be deducted upon any withdrawal or surrender and will be applies as follows:
a.	to the entire withdrawal amount if such withdrawal is the third or subsequent withdrawal in any one Contract Year;
b.	to that portion of the total amount of the first and second withdrawals during a Contract year which is in excess of 10% of the contract Account Value as of the beginning of the contract year;
c.
to the amount of a surrender paid in a single sum which is in excess of 10% of the Contract Account Value as of the beginning of the Contract year, less the amount withdrawn during the contract Year without imposition of the Surrender Charge.

     Any Surrender Charge will be deducted from the Subaccount(s) and the Guaranteed Account based on the proportion that your subaccount Values and the Guaranteed Account Value immediately after the withdrawal or surrender.  In no event will the surrender Charge exceed 89.5% of the total premiums received under the contract.

ANNUAL ADMINISTRATION FEE.  We will assess the Annual Administration Fee shown in the Policy Schedule:
1.	for the prior contract year, on the contract Anniversary; or
2.
for the current Contract year on the date this Contract is surrendered for its Cash Surrender Value or on the maturity Date (unless the Contract is surrendered on a Contract Anniversary or the Maturity Date is a Contract anniversary and the fee is assessed under 1 above).

     The fee will be assessed against the Subaccount(s) and Guaranteed Account based on the proportion and the guaranteed Account based on the proportion that your Subaccount Values and the Guaranteed Account Value bear to the Contract Account Value.
     If the fee is obtained from the Subaccounts, we will cancel the appropriate number of units credited to this policy based on the Unit Value at the end of the Valuation Period when the fee is assessed.  If the fee is obtained from the guaranteed Account, we will reduce this Contract's Guaranteed Account Value by the amount of the fee.

MATURITY DATE.  No Surrender Charge will be applied to the Contract Account Value on the maturity Date if the proceeds are applied under a Payment option.  If the proceeds are paid in a lump sum on the Maturity Date, the proceeds will equal the Cash Surrender Value on such date.
     You may change the Maturity Date, subject to these imitations:
1.	we must receive your Written Notice at our Home Office at least 30 days after we receive your Written Notice; and
2.	the requested maturity Date must be a date that is at least 30 days after we receive your Written notice; and
3.	the requested maturity date must not be later than the first day of the month after the Annuitant's 90th birthday, or any earlier date required by law.

TERMINATION.  We may pay you the Cash Surrender Value and end this policy if, before the Maturity Date, all of these events simultaneously exist:
1.	you have not paid any premiums for at least two years;
2.	the Contract Account Value is less than 42,000; and
3.	the total premium paid, less any partial withdrawals, is less than $2,000.
     We will mail you a notice of our intention to end this contract at least six months in advance.  This Contract will automatically terminate on the date specified in the notice, unless we receive an additional premium payment before the termination date specified in the contract Schedule.

BASIS OF VALUES.  Any paid-up annuity, cash surrender or death benefits that may be available are at least equal to the minimum required by law in the state in which this Contract is delivered. A detailed statement of the method used to compute the minimum values has been filed, where required, with the insurance officials of the jurisdiction in which this Contract is delivered.

PAYMENT OF PROCEEDS

PROCEEDS.  Proceeds means the amount we will pay when the first of the following events occurs:  the maturity Date; the Contract is surrendered; or we receive due proof of death of the Annuitant or the owner.  This Contract ends when we pay the proceeds.
     "Due Proof of Death" is proof of death that is satisfactory to us.  Such proof may consist of:
1.	a certified copy of the death certificate; and/or
2.	a certified copy of the decree of a court of competent jurisdiction as to the finding of death.
     We will deduct any applicable premium tax form the proceeds described below, unless we already deducted the tax from the premiums when paid.  (See "Net Premium" provision)

PROCEEDS ON MATURITY DATE ..  If you have not elected to receive the proceeds in a lump sum, the proceeds we pay is the contract Account Value, which we will apply under a Payment Option on the Maturity date. (See the "Maturity Date" provision and the "Payment Options" section.)  If the proceeds are paid in a lump sum, we will pay the Cash Surrender Value.

PROCEEDS ON SURRENDER.  If you surrender this policy before the earlier of the death of the Annuitant or the Maturity Date, the proceeds we will pay is the Cash Surrender Value. (See the "Maturity Date" provision concerning changing the Maturity Date and having the Contract Account Value applied under a Payment Option.)

PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITY DATE.  If the Annuitant dies before the Maturity Date, the proceeds we will pay to the beneficiary is the death benefit, which is the greater of:
1.	the premiums paid, less any partial withdrawals including applicable surrender charges; or
2.	the Contract Account Value on the date we receive due proof of the Annuitant's death.
     The proceeds will be paid in a lump sum or under a payment Option.  No death benefit is payable if this Policy is surrendered before the Annuitant's death.

PROCEEDS ON DEATH OF OWNER.   If you die before the Maturity Date, Federal tax law requires that the contract Account Value be distributed to your beneficiary within five years after the date of your death.
     If you die on or after the maturity Date, any remaining payments must be distributed at least as rapidly as under the Payment Option in effect on the date of your death.
     These distribution requirements will be considered satisfied as to any portion of the proceeds:
1.	payable to or for the benefit of a designated beneficiary; and
2.	which is distributed over the life (or period not exceeding the life expectancy) of that beneficiary, provided that such distribution begin within one year of your death.
     Your designated beneficiary is the person designated by you as beneficiary and to whom the ownership of the policy passes by reason of your death and must be a natural person.  However, if your spouse is the designated beneficiary, the contract may be continued with your surviving spouse as the new Owner.

PAYMENTS.  We will usually pay any proceeds, withdrawals, or cash surrenders within seven business days after;
1.	we receive and file your Written notice for withdrawal or a cash surrender; or
2.	we receive and file due proof of death of the owner or Annuitant.
However, we can postpone the payment of proceeds, withdrawals, or cash surrenders or the transfer of amounts between Subaccounts if:
1.	the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the exchange is restricted as determined by the Securities and Exchange Commission; or
2.	the Securities and Exchange commission permits by an order the postponement for the protection of policy owners; or
3.
the Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the Variable account or the determination of their value not reasonably practicable; or

4.	the Fund is permitted by law or regulation to postpone payment of proceeds.
     If a recent check or draft has been submitted, we have the right to defer payment of the contract Account Value, Cash Surrender Value or Death Benefit until such check or draft has been honored.
     We have the right to defer payment of any withdrawal, transfer or Cash Surrender Value from the Guaranteed Account for up to six months from the date we receive your Written Notice for a withdrawal or surrender.

INTEREST ON PROCEEDS. We will pay interest on proceeds if we do not pay the proceeds in a single sum or begin paying the proceeds under a Payment option:
1.	within 30 days after the proceeds become payable; or
2.	within the time required by the applicable jurisdiction, if less than 30 days.
     This interest will accrue from the date the proceeds become payable to the date of payment, but not for more than one year, at an annual rate of 3% or the rate and time required by law, if greater.

CONFORMITY WITH LAWS.   To the extend this Contract conflicts with any applicable laws or the requirements of the internal Revenue Service concerning distributions on death, this policy shall be considered to be amended to conform with such requirements.

PAYMENT OPTIONS

ELECTION OF OPTION.   The following options are available to you during your lifetime.  They are also available to the Beneficiary  after your death, if you have not selected an option for such Beneficiary.
     You may elect to have the cash surrender Value, Contract Account Value or Death Benefit paid in accordance with any one of the options described below or in any other manner acceptable to us.  If no election has been made, the automatic option shall be Option B.  The amount paid under these options if fixed and dies not depend on the investment performance of the variable Account.

OTPION A – Life Annuity:   An income payable during the lifetime or the Payee, ceasing with the last payment due prior to the death of the Payee, according to Option Table, Life Only column.

OPTION B – Life Annuity with 10 years Guaranteed:
     An income payable during the lifetime of the Payee with the guaranteed that payments shall be made for a period of not less than 10 years according to the Option Table, 10 year Period Certain column.
     Under Option B, if any beneficiary dies while receiving payment, the present value off the current dollar amount on the date of death or any remaining guaranteed payments shall be paid in one sum to the executors or administrators of the beneficiary unless otherwise provided in writing.  Calculation of such present value shall be at 3%, which is the rate of interest assumed in computing the amount of annuity payments.

ALTERNATE INCOME OPTION.  In lieu of one of the above options you may elect to settle the Cash Surrender Value, Contract Account Value or Death Benefit under an alternate income option based on our single premium immediate annuity rates in effect at the time of settlement.  Such rates will be adjusted to a due basis and the income thus produced will be increased by 4%.  In no case will the resulting income be less than which would be payable if the amount were used to purchase a single premium immediate annuity adjusted to a (XXXX) basis.

GENERAL PROVISION.  Annuity payments shall commence and continue subject to the following provisions:
A.	This Contract shall be surrendered to us at our office. We shall issue a Supplementary Contract stating the terms of payment under the option elected.
B.	Proof satisfactory to us of the identity, birth date and sex of any person on whose life an annuity depends shall be provided to us before any annuity payments will be made.
C.	We shall make each annuity payment by check which shall be personally endorsed by the person upon whose life the annuity depends or other evidence must be furnished that such person is alive.
D.
No election of any option may be made under this Contract for any Payee unless such election would produce a periodic payment of at least $50 to that Payee.  If at any time, payments to be made become less than 450 each, we shall have the right to change the frequency of payments to such interval as shall result in the payment of at least $50.  Subject to this condition, payments may be made annually, semi-annually, quarterly or monthly.

E.	If the Payee is other than you, the electron of a Payment Option shall require our consent.
F.	We shall deduct from the Cash Surrender Value or the contract Account Value any premium Tax at the time income payments commence.

Option table
GUARANTEED AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF
ANNUITY VALUE APPLIED

GUARANTEED MONTHLY PAYMENTS				GUARANTEED MONTHLY PAYMENTS
Age of Payee			10 Year Period Certain (Option B)	Age of Payee			10 Year Period Certain (Option B)
Male	Female	Life Only (Option A)		Male	Female	Life Only (Option A)
	5	$2.79	$2.79	45	50	$4.08	$4.05
	6	2.80	2.80	46	51	4.15	4.12
	7	2.81	2.81	47	52	4.23	4.19
	8	2.82	2.82	48	53	4.31	4.27
	9	2.83	2.83	49	54	4.40	4.34
5	10	2.84	2.84	50	55	4.48	4.43
6	11	2.85	2.85	51	56	4.57	4.51
7	12	2.87	2.87	52	57	4.67	4.60
8	13	2.88	2.88	53	58	4.77	4.70
9	14	2.89	2.89	54	59	4.89	4.80
10	15	2.91	2.91	55	60	5.00	4.90
11	16	2.92	2.92	56	61	5.13	5.01
12	17	2.94	2.94	57	62	5.26	5.13
13	18	2.95	2.95	58	63	5.41	5.25
14	19	2.97	2.97	59	64	5.56	5.37
15	20	2.99	2.99	60	65	5.72	5.50
16	21	3.01	3.01	61	66	5.89	5.64
17	22	3.02	3.02	62	67	6.07	5.77
18	23	3.04	3.04	63	68	6.26	5.92
19	24	3.06	3.06	64	69	6.47	6.07
20	25	3.08	3.08	65	70	6.68	6.22
21	26	3.11	3.11	66	71	6.91	6.38
22	27	3.13	3.13	67	72	7.15	6.54
23	28	3.15	3.15	68	73	7.41	6.70
24	29	3.18	3.18	69	74	7.69	6.86
25	30	3.20	3.20	70	75	7.98	7.03
26	31	3.23	3.23	71	76	8.29	7.20
27	32	3.26	3.26	72	77	8.62	7.37
28	33	3.29	3.29	73	78	8.98	7.54
29	34	3.32	3.32	74	79	9.35	7.71
30	35	3.35	3.35	75	80	9.76	7.87
31	36	3.39	3.39	76	81	10.19	8.03
32	37	3.42	3.42	77	82	10.65	8.19
33	38	3.46	3.45	78	83	11.14	8.34
34	39	3.50	3.49	79	84	11.66	8.49
35	40	3.54	3.53	80	85*	12.22	8.62
36	41	3.58	3.57	81		12.83	8.75
37	42	3.63	3.62	82		13.47	8.87
38	43	3.68	3.66	83		14.16	8.98
39	44	3.73	3.71	84		14.90	9.08
40	45	3.78	3.76	85**		15.69	9.17
41	46	3.83	3.82
42	47	3.89	3.87
43	48	3.95	3.93
44	49	4.01	3.99
* Payment show applies to all younger ages
**Payment shown applies to all older ages.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Flexible premiums as stated in the Premiums Provision.
Policy values are variable, except for amounts in the Guaranteed Account.
After the Maturity Date, payment Options are on a guaranteed basis.
Death benefit payable upon death of Annuitant before maturity date.
Non-participating – Policy does not pay dividends.

Providentmutual Life and Annuity Company of America
A Stock Life insurance company
1600 Market Street, Philadelphia, Pennsylvania  19103